FOR IMMEDIATE RELEASE

Contact:
Thomas R. Butkus
Chairman, President, and Chief Executive Officer
(708) 687-7400

AJS Bancorp, Inc. Reports 2014 First Quarter Earnings

MIDLOTHIAN, IL – April 29 2014 – AJS Bancorp, Inc. (the “Company”) (OTCBB: AJSB), the holding company for A.J. Smith Federal Savings Bank (the “Bank”), announced first quarter 2014 net income of $228,000, or $0.10 per share, compared to net income of $260,000, or $0.11 per share for first quarter 2013.

First quarter 2014 net interest income decreased $19,000 to $1.2 million compared to the first quarter 2013. The slight decrease was a result of a $75,000 reduction in interest income, partially offset by a $56,000 reduction in interest expense. The decrease in interest income was primarily due to a 24 basis point decline in the average yield on loans to 4.03% for the first quarter 2014 compared to 4.27% for the comparable 2013 quarter. The decrease in interest expense was attributable to a decline in the average balance of certificate of deposits and Federal Home Loan Bank advances.

The Bank’s net interest margin for first quarter 2014 was 2.42%, a five basis point decline from 2.47% for the first quarter 2013, reflecting a 17 basis point decline in the average rate earned on interest-earning assets, partially offset by an eight basis point decline in the average rate paid on interest-bearing liabilities. The Bank’s average interest-earning assets to average interest-bearing liabilities were 127.08% for the first quarter 2014, compared to 116.68% for the first quarter 2013.

Non-interest income, which primarily consists of bank services fees and gains on securities sales, decreased $18,000 to $204,000 for the first quarter 2014 from the first quarter 2013. The decrease was primarily due to a reduction in fee income on transactional accounts as Bank customers prefer free checking accounts and a decrease in gains on securities sales. Non-interest income for the first quarter 2014 and 2013 included gains on securities sales of $38,000 and $46,000, respectively.

First quarter 2014 non-interest expense decreased $5,000 to $1.2 million. The decrease was primarily due to a reduction in other real estate owned loss (income) expense resulting from reversals in accrued real estate tax expense as the real estate tax bills were paid by third parties. The decrease was partially offset by a decline in carrying costs from the disposal of properties in 2013.

There was no first quarter 2014 or 2013 provision for loan losses, which reflected continued stable asset quality for the Bank. The allowance for loan losses at March 31, 2014 and December 31, 2013 was $1.2 million and $1.4 million, respectively. Nonperforming loans as a percentage of total net loans at both March 31, 2014 and December 31, 2013 were 2.72%.

Total assets decreased $4.8 million to $216.2 million at March 31, 2014 compared to December 31, 2013 due primarily to a decrease in securities available for sale. Total deposits at March 31, 2014 decreased $1.8 million to $162.8 million from December 31, 2013. Stockholders’ equity was $33.8 million at March 31, 2014, compared to $34.4 million at December 31, 2013.  The decrease in stockholders’ equity was primarily due to the payment of our special $0.25 dividend and our regular quarterly $0.05 dividend, partially offset by our 2014 first quarter net income. Book value per share was $14.59 at March 31, 2014.

Cash Dividend Payments to Occur in May
The Company announced on April 15, 2014 the declaration of a quarterly cash dividend on the Company’s outstanding common stock of $0.05 per share.  The dividend will be payable to stockholders of record as of May 6, 2014 and is expected to be paid on May 27, 2014.

About AJS Bancorp, Inc.
AJS Bancorp, Inc. is the holding company for A.J. Smith Federal Savings Bank which was founded in 1892. A.J. Smith Federal Savings Bank is headquartered in Midlothian, Illinois and has two branches in Orland Park, Illinois. The Company had total assets of $216.2 million and total deposits of $162.8 million as of March 31, 2014. Additional information about the Company is available at www.ajsmithbank.com.

Safe-Harbor
This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, indentified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. AJS Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

AJS Bancorp, Inc.
Selected Financial Information

Selected Financial Condition Data
	March 31,	December 31,
	2014	2013
	(Unaudited)
	(Dollars in thousands)

Total assets	$216,155	$220,926
Cash and cash equivalents	24,232	22,281
Securities available for sale	57,341	63,804
Bank owned life insurance	5,560	5,511
Loans, net	119,109	119,146
Deposits	162,758	164,519
Federal Home Loan Bank advances	15,000	17,000
Stockholders’ equity	33,760	34,384

Statements of Income
	Three Months Ended
	March 31,
	2014	2013
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$1,475	$1,550
Interest expense	250	306
Net interest income	1,225	1,244
Provision for loan losses	-	-
Net interest income after provision for loan losses	1,225	1,244
Total non-interest income	204	222
Total non-interest expense	1,201	1,206
Income before income taxes	228	260
Income tax expense	-	-
Net income	$228	$260
Basic and diluted earnings per share (1)	$0.10	$0.11

(1)	Shares held by the public prior to October 9, 2013, have been restated to reflect the completion of the second-step conversion using an exchange ratio of 1.1460.

AJS Bancorp, Inc.
Selected Financial Information

Selected Financial Ratios
	Three Months Ended
	March 31,
	2014	2013
	(Unaudited)

Return on average assets	0.42%	0.48%
Return on average equity	2.64%	4.55%
Average interest-earning assets to average interest-bearing liabilities	127.08%	116.68%
Interest rate spread	2.28%	2.37%
Net interest margin	2.42%	2.47%

	March 31,	December 31,
	2014	2013
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	2.72%	2.72%
Non-performing assets as a percent of total assets	2.66%	2.67%
Allowance for loan losses as a percent of total net loans	0.99%	1.16%
Allowance for loan losses as a percent of non-performing loans	36.49%	42.77%